Exhibit 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

LingoChamp Inc.

(adopted by a special resolution passed on June 13, 2017)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LingoChamp Inc.

(adopted by a special resolution passed on June 13, 2017)

1.	The name of the Company is LingoChamp Inc.

2.

The Registered Office of the Company shall be at the Offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2016 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.

The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Law (2016 Revision).

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.

The authorized share capital of the Company is US$100,000 divided into (i) 57,861,314 Class A Ordinary Shares of par value US$0.001 each, (ii) 19,770,990 Class B Ordinary Shares of par value US$0.001 each, and (iii) 22,367,696 preferred shares of par value US$0.001 each (the “Preferred Shares”), among which 3,645,501 preferred shares are designated as series seed preferred shares (the “Series Seed Preferred Shares”), 5,531,104 preferred shares are designated as series A preferred shares (the “Series A Preferred Shares”), 7,895,711 preferred shares are designated as series B preferred shares (the “Series B Preferred Shares”) and 5,295,380 preferred shares are designated as series C preferred shares (the “Series C Preferred Shares”).

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (2016 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LingoChamp Inc.

(adopted by a special resolution passed on June 13, 2017)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholders’ or Investor’s general partners or limited partners, (x) the fund manager managing such shareholders or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any Subsidiary of any such Person referred to in (v), (w), (x) or (y).

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Associate”	means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.2(C) hereof.

“Additional Founder Director”	shall have the meaning set forth in Article 63 hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the United States, the PRC or Hong Kong.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Share”	means a Class A Ordinary Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Class B Ordinary Share”	means a Class B Ordinary Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Closing”	means the closing of the purchase of the Series C Preferred Shares pursuant to the Purchase Agreement.

“Company”	means LingoChamp Inc.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	shall have the meaning set forth in the Purchase Agreement.

“Conversion Price”	shall have the meaning set forth in Article 8.2(A) hereof.

“Conversion Shares”	means Class A Ordinary Shares issuable upon conversion of any Preferred Shares or any Class B Ordinary Shares.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Companies”	means, collectively, Shanghai Liulishuo Information Technology Co., Ltd. (上海流利说信息技术有限公司), a limited liability company established under the Laws of the PRC, and Shanghai Mengfan Culture Broadcasting Co., Ltd. (上海萌番文化传播有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP”	shall have the meaning set forth in the Shareholders Agreement.

“Founders”	means, collectively, Yi Wang (王翌), a citizen of the PRC with the identity card number *, Zheren Hu (胡哲人), a citizen of the PRC with the identity card number * and Hui Lin (林晖), a citizen of the PRC with the identity card number *.

“Founder Directors”	shall have the meaning set forth in Article 63 hereof.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means any of the Company and all of its direct or indirect Subsidiaries, including without limitation, the HK Company, the Domestic Companies and the WFOEs.

“HK Company”	means LingoChamp (HK) Limited (流利说(香港)有限公司), a company organized and existing under the Laws of Hong Kong and wholly owned by the Company.

“Hong Kong”	means the Hong Kong Special Administrative Region, the People’s Republic of China.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with US GAAP or PRC GAAP, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations in respect of any interest rate swap, hedge or cap agreement, (ix) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (x) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Issuance Date”	means (i) with respect to each Series Seed Preferred Share, the Series Seed Issuance Date, (ii) with respect to each Series A Preferred Share, the Series A Issuance Date, (iii) with respect to each Series B Preferred Share, the Series B Issuance Date, and (iv) with respect to each Series C Preferred Share, the Series C Issuance Date.

“Issue Price”	means (i) with respect to each Series Seed Preferred Share, initially US$0.3978 per share, (ii) with respect to each Series A Preferred Share, initially US$1.80796 per share, (iii) with respect to each Series B Preferred Share, initially US$3.662863 per share, (iv) with respect to each Series C Preferred Share, initially US$9.442192 per share, in each case, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the applicable Preferred Shares.

“Interested Transaction”	shall have the meaning set forth in Article 82 hereof.

“Investors”	means, collectively, CMC Lullaby Holdings Limited, Wu Capital Limited, Trustbridge Partners V, L.P., IDG Technology Venture Investment IV, L.P., IDG Technology Venture Investment V, L.P., IDG-Accel China Growth Fund III L.P., IDG-Accel China III Investors L.P., GGV Capital IV L.P., GGV Capital IV Entrepreneurs Fund L.P., HES Ventures I, Inc., RTA Capital, LLC, Cherubic Ventures Fund II, L.P. Cherubic Ventures SSG Ltd. and Cherubic Ventures SSG II Ltd.

“Investor Directors”	shall have the meaning set forth in Article 63 hereof.

“Key Employee”	shall have the meaning set forth in the Purchase Agreement.

“Law” or “Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liquidation Event”

means any of the following events:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party or target in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred, provided that the foregoing shall not include a bona fide equity financing of any Group Company that is approved in accordance with Article 8.3(B);

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies taken as a whole);

(3) the exclusive licensing of all or substantially all of the Group Companies’ intellectual property of the Group Companies to a third party; or

(4) any termination of, unapproved amendment to or material breach of any Control Documents or other contracts among the Group Companies and their shareholders designed to provide the Company with Control over, and the ability to consolidate the financial statements of, the Domestic Companies.

“Majority Ordinary Holders”	means the holders of more than fifty percent (50%) of the voting power of the then outstanding Ordinary Shares (voting together as a single class and calculated on an as-converted basis), excluding any Ordinary Shares issued upon conversion of the Preferred Shares.

“Majority Preferred Holders”	means the holders of at least seventy percent (70%) of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis), which shall include the Majority Series A Holders, the Majority Series B Holders and the Majority Series C Holder.

“Majority Series A Holders”	means the holders of more than fifty percent (50%) of the voting power of the then outstanding Series A Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Majority Series B Holders”	means the holders of more than fifty percent (50%) of the voting power of the then outstanding Series B Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Majority Series C Holders”	means the largest holder of the then outstanding Series C Preferred Shares.

“Meeting Notice”	shall have the meaning set forth in Article 70 hereof.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Option Repurchases”	shall have the meaning set forth in the Purchase Agreement.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 50 hereof or, where passed by resolution in writing, by all Members entitled to vote as provided in Article 45 hereof.

“Ordinary Shares”	means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Ordinary Share Equivalents”	means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Class A Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Pre-B Preference Amount”	shall have the meaning set forth in Article 8.1(B)(3) hereof.

“Pre-B Preferred Shares”	shall have the meaning set forth in Article 8.1(B)(3) hereof.

“Pre-B Redemption Price”	shall have the meaning set forth in Article 8.4(A)(1) hereof.

“Pre-B Redemption Date”	shall have the meaning set forth in Article 8.4(A)(1) hereof.

“Pre-B Redemption Notice”	shall have the meaning set forth in Article 8.4(A)(1) hereof.

“Pre-B Redemption Request”	shall have the meaning set forth in Article 8.4(A)(1) hereof.

“PRC”	means the People’s Republic of China, but solely for the purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares”	means collectively, the Series Seed Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Purchase Agreement”	means the Share Purchase Agreement, dated June 13, 2017 among the Company, the HK Company, the Domestic Companies, the WFOEs and certain other parties named therein.

“Qualified IPO”	means any of (i) a public offering of Class A Ordinary Shares registered under the US Securities Act or in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited, with gross proceeds to the Company of at least US$100,000,000 and an implied, pre-money valuation of US$600,000,000 or more, or (ii) a public offering of Class A Ordinary Shares registered under the US Securities Act or in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited, with gross proceeds to the Company of at least US$100,000,000 and an implied, pre-money valuation between US$500,000,000 (inclusive) and US$600,000,000 (not inclusive) approved by the Board, or (iii) a public offering of Class A Ordinary Shares that does not meet the requirements of (i) or (ii) but is otherwise approved by the Majority Preferred Holders.

“Redemption Date”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Redemption Request”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Restricted Share Agreements”	means, collectively, the Second Amended and Restated Restricted Shares Agreements entered into by the Company, the respective Founder and the other parties thereto on July 14, 2015.

“Right of First Refusal and Co-Sale Agreement”	means the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 16, 2017 among the Company and certain other parties named therein.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Issuance Date”	means the date of the first issue of a Series A Preferred Share.

“Series A Preferred Share”	means a Series A Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Issuance Date”	means the date of the first issue of a Series B Preferred Share.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.1(B)(2) hereof.

“Series B Preferred Share”	means a Series B Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Redemption Date”	shall have the meaning set forth in Article 8.4(A)(2) hereof.

“Series B Redemption Notice”	shall have the meaning set forth in Article 8.4(A)(2) hereof.

“Series B Redemption Price”	shall have the meaning set forth in Article 8.4(A)(2) hereof.

“Series B Redemption Request”	shall have the meaning set forth in Article 8.4(A)(2) hereof.

“Series C Issuance Date”	means the date of the first issue of a Series C Preferred Share.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.1(B)(1) hereof.

“Series C Preferred Share”	means a Series C Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Redemption Date”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Series C Redemption Notice”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Series C Redemption Price”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Series C Redemption Request”	shall have the meaning set forth in Article 8.4(A)(3) hereof.

“Series Seed Issuance Date”	means the date of the first issue of a Series Seed Preferred Share.

“Series Seed Preferred Share”	means a Series Seed Preferred Share of US$0.001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Shareholders Agreement”	means the Third Amended and Restated Shareholders Agreement, dated June 16, 2017 among the Company, the HK Company, the Domestic Companies, the WFOEs and certain other parties named therein.

“Special Resolution”	means a resolution passed by a two-thirds (2/3) majority of votes cast at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given calculated in accordance with Article 50 hereof or, where passed by resolution in writing, by all Members entitled to vote as provided in Article 45 hereof.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiaries” or “Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, at any point and from time to time.

“Supermajority Pre-B Preferred Holders”	means the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Pre-B Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Transaction Documents”	shall have the meaning set forth in the Purchase Agreement.

“US Securities Act”	means the United States Securities Act of 1933, as amended.

“WFOEs”	means, collectively, Yuguan Information Technology (Shanghai) Co., Ltd. (语冠信息技术(上海)有限公司), a wholly foreign owned enterprise incorporated under the Laws of the PRC and wholly owned by the HK Company, and Yuling Culture Development (Shanghai) Co., Ltd. (语灵文化传播(上海)有限公司), a wholly foreign owned enterprise incorporated under the Laws of the PRC and wholly owned by the HK Company.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to” or “without limitation”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC; and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and 63, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and 63 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and Schedule A hereto and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of the Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one (1) or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.2 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES AND CONVERSION OF CLASS B ORDINARY SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares and Class B Ordinary Shares and conversion rights of the Preferred Shares and Class B Ordinary Shares are as follows:

8.1	Dividend Rights; Liquidation Rights.

A.

Dividend Rights. Subject to Article 8.3(B), the Company shall make any dividends or distributions to all Members pro rata according to the relative number of Class A Ordinary Shares held by each such Member (calculated on an as-converted basis).

B.

Liquidation Preferences. Notwithstanding anything to the contrary, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1) First, the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares of the Company by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the applicable Issue Price, plus any dividends declared but unpaid on such Series C Preferred Shares (the “Series C Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.1(B)(1).

(2) Second, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares of the Company (other than the Series C Preferred Shares) by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the applicable Issue Price, plus any dividends declared but unpaid on such Series B Preferred Shares (the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.1(B)(2).

(3) Third, the holders of the Series A Preferred Shares and the Series Seed Preferred Shares (collectively, “Pre-B Preferred Shares”) shall be entitled to receive for each Pre- B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares of the Company (other than the Series C Preferred Shares and the Series B Preferred Shares) by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the applicable Issue Price, plus any dividends declared but unpaid on such Pre-B Preferred Shares (the “Pre-B Preference Amount”). If the assets and funds thus distributed among the holders of the Pre-B Preferred Shares shall be insufficient to permit the payment to such holders of the full Pre-B Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of the Pre-B Preferred Shares shall be distributed ratably among the holders of the Pre-B Preferred Shares in proportion to the aggregate Pre-B Preference Amount each such holder is otherwise entitled to receive pursuant to this Article 8.1(B)(3).

(4) If there are any assets or funds remaining after the aggregate Series C Preference Amount, Series B Preference Amount and Pre-B Preference Amount have been distributed or paid in full to the holders of Preferred Shares pursuant to Article 8.1(B)(1), Article 8.1(B)(2) and Article 8.1(B)(3) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members (including the holders of the Preferred Shares), according to the relative number of Class A Ordinary Shares held by each such Member (calculated on an as-converted basis).

(5) Without prejudice to Article 8.1(B), unless the Majority Preferred Holders otherwise agree in writing, a Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.1(B), and any proceeds, whether in cash or properties, resulting from a Liquidation Event shall be distributed in accordance with the terms of Article 8.1(B).

C.

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company or any Liquidation Event pursuant to Article 8.1(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board (including the affirmative vote of all of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63); provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the affirmative vote of all of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63);

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board (including the affirmative vote of all of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63).

D.

Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least ten (10) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

8.2	Conversion Rights

Each Class B Ordinary Share is convertible at any time by the holder thereof into one (1) Class A Ordinary Share, provided that the conversion ratio shall be appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events to reflect the effect of any recapitalization with respect to the Class A Ordinary Shares occurring after the date of adoption of these Articles, so as to provide holders of Class B Ordinary Shares with the same number of Class A Ordinary Shares that such holders of Class B Ordinary Shares would have received if the conversion had occurred immediately prior to such recapitalization. The right of the holder of Class B Ordinary Shares to convert shall be exercisable by such holder delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. The conversion of Class B Ordinary Shares into Class A Ordinary Shares shall become effective forthwith upon entries being made in the Register of Members to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class A Ordinary Shares:

A.

Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares as determined by dividing the applicable Issue Price by the then-effective applicable Conversion Price. The “Conversion Price” shall initially be the Issue Price, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

B.

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non assessable Class A Ordinary Shares based on the then-effective Conversion Price.

C.

Automatic Conversion. Each series of Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Class A Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) with respect to Series Seed Preferred Shares or Series A Preferred Shares, upon the written consent of holders of at least two-thirds of the voting power of such series of Preferred Shares; with respect to Series B Preferred Shares, upon the written consent of holders of at least eighty-five percent (85%) of the voting power of such series of Preferred Shares; with respect to Series C Preferred Shares, upon the written consent of holders of at least eighty-five percent (85%) of the voting power of such series of Preferred Shares. Any conversion pursuant to this Article 8.2(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of the Preferred Shares (or Class B Ordinary Shares, as applicable) shall be effected in the following manner:

(1) Except as provided in Articles 8.2(D)(2) and 8.2(D)(3) below, before any holder of any Preferred Shares or Class B Ordinary Shares shall be entitled to convert the same into Class A Ordinary Shares, such holder shall surrender the certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share and shall give notice to the Company at its principal corporate office, of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preferred Shares or Class B Ordinary Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Class A Ordinary Shares to which such holder shall be entitled as aforesaid and shall update the register of members. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares or Class B Ordinary Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares or Class B Ordinary Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, the holders of the Preferred Shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on the register of members, a certificate or certificates for the number of Class A Ordinary Shares into which the Preferred Shares surrendered were convertible on the date on which such Automatic Conversion occurred. Upon such Automatic Conversion, the Preferred Shares shall be converted automatically into Class A Ordinary Shares without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates for any Class A Ordinary Shares issuable upon the Automatic Conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate and the register of members shall be updated accordingly.

(4) The Directors of the Company may effect the conversion of the Preferred Shares (or Class B Ordinary Shares, as applicable) in any manner in compliance with applicable Law, including redeeming or repurchasing the Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares or Class B Ordinary Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share or Class B Ordinary Shares as determined by the Board of Directors, or (ii) issue one whole Class A Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares or Class B Ordinary Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares or Class B Ordinary Shares shall be paid either in cash or by the issuance of further Class A Ordinary Shares with a value equal to such cash amount, as determined in good faith by the Board (including the affirmative vote of all of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63).

E.	Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as provided below:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class A Ordinary Shares, the respective Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class A Ordinary Shares into a smaller number of shares, the respective Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Class A Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Class A Ordinary Shares payable in additional Ordinary Shares, the respective Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (calculated on an as-converted basis), and (ii) the denominator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution (calculated on an as-converted basis).

(3) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Class A Ordinary Shares payable in securities of the Company other than Class A Ordinary Shares or any other asset or property (other than cash), then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Class A Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Class A Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Class A Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.1(B)(4)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class A Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(5) Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.2(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class A Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Ordinary Shares.

(iii) “New Securities” shall mean any Equity Securities of the Company issued after the date on which these Articles are adopted, except for:

a).

Ordinary Shares, options, restricted share units and/or other awards therefor reserved for issuance to or granted to employees, officers, directors, contractors, advisors or consultants of the Group Companies under the employee share option plans of the Company (“ESOP”), provided that such reserve is in accordance with the terms of the ESOP and the ESOP has been duly approved in accordance with Article 8.3(B);

b).

Ordinary Shares actually issued upon the conversion or exchange of Ordinary Share Equivalents, provided such issuance is in accordance with the terms of such Ordinary Share Equivalents (which Ordinary Share Equivalents have been duly approved in accordance with these Articles or issued prior to the date of the Shareholders Agreement in accordance with any similar shareholders agreement of the Company in effect as of the date of such issuance);

c).

any Equity Securities of the Company issued pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that any such foregoing transaction has been duly approved in accordance with Article 8.3(B);

d).

any Equity Securities issued under the Purchase Agreement (as defined in the Purchased Agreement) and any Class A Ordinary Shares issued pursuant to the conversion of Class B Ordinary Shares and Preferred Shares;

e).

any Equity Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company in which all Preemptive Rights Holders are entitled to participate on a pro rata basis;

f).	any Equity Securities issued pursuant to a Qualified IPO; and

g).

any Equity Securities issued as part of any debt financing or financial lease with any financial institution, provided that any such foregoing transaction has been duly approved in accordance with Article 8.3(B).

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a class or series of Preferred Shares shall be made in respect of the issuance of New Securities unless the consideration per Class A Ordinary Share (determined pursuant to Article 8.2(E)(5)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than the Conversion Price of that class or series of Preferred Shares in effect immediately prior to such issuance, as provided for by Article 8.2(E)(5)(d). No adjustment or readjustment in the Conversion Price otherwise required by this Article 8.2 shall affect any Class A Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the applicable Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Class A Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such New Securities shall not be deemed to have been issued unless the consideration per Class A Ordinary Share (determined pursuant to Article 8.2(E)(5)(e) hereof) of such New Securities would be less than the applicable Conversion Price in effect immediately prior to such issue or record date, as provided for by Article 8.2(E)(5)(d), and provided further that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Class A Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Class A Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Class A Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.2(E)(5)(c)(ii) shall have the effect of increasing the then effective Conversion Price, to an amount which exceeds the Conversion Price, that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.2(E)(5)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if;

(x) in the case of Convertible Securities or Options for Class A Ordinary Shares, the only New Securities issued were the Class A Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange;

(y) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.2(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Article 8.2(E)(5)(c) as of the actual date of their issuance.

(d) Adjustment of Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the applicable Issuance Date, for a consideration per Class A Ordinary Share (calculated on an as converted basis) received by the Company (net of any selling concessions, discounts or commissions) less than the applicable Conversion Price of any class or series of Preferred Shares in effect immediately prior to such issue, then and in such event, the Conversion Price of such class or series of Preferred Shares shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price in effect immediately prior to such issue by a fraction, the numerator of which shall be the number of Class A Ordinary Shares outstanding immediately prior to such issue, plus the number of Class A Ordinary Shares which the aggregate consideration received by the Company for the total number of New Securities so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of Class A Ordinary Shares outstanding immediately prior to such issue plus the number of such New Securities so issued. For the purposes of this Article 8.2(E)(5)(d), all Class A Ordinary Shares issuable upon conversion of all outstanding Convertible Securities and the exercise and/or conversion of any other outstanding Options shall be deemed to be outstanding.

(e) Determination of Consideration. In the case of the issuance of New Securities for cash, the consideration shall be deemed to be the amount of cash received by the Company. In the case of the issuance of the New Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board (including the affirmative vote of all of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63).

(6) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.2(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the holders of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.2(E), necessary to preserve the conversion rights of the holders of such Preferred Shares.

(7) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.2 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares and Class B Ordinary Shares against impairment.

(8) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.2(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed (or such lesser period as may be approved by the Majority Preferred Holders) prior to the taking of such proposed action.

(10) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares and Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and all outstanding Class B Ordinary Shares. If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares and Class B Ordinary Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares and Class B Ordinary Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Class A Ordinary Shares upon conversion of the Preferred Shares and Class B Ordinary Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Class A Ordinary Shares in a name other than that in which such Preferred Share or Class B Ordinary Share, as applicable, so converted were registered.

(12) Notices. Any notice required or permitted pursuant to this Article 8.2 shall be given in writing and shall be given in accordance with Articles 108 through 112.

8.3	Voting Rights.

A.	General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company:

(1) each holder of Preferred Shares shall be entitled to such number of votes as equals the whole number of Class A Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by such holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or these Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares shall have the right to vote separately as a class or series with respect to such matters;

(2) each holder of Class A Ordinary Shares shall be entitled to one (1) vote for each Class A Ordinary Share thereof held; and

(3) each holder of Class B Ordinary Shares shall be entitled to one (1) vote for each Class B Ordinary Share thereof held, provided that, subject to the prior written approval of the Majority Preferred Holders, upon the closing of a Qualified IPO, each holder of Class B Ordinary Shares shall be entitled to ten (10) votes for each Class B Ordinary Share thereof held.

B.	Protective Provisions.

1.

Acts of the Group Companies Requiring Approval of Majority Preferred Holders. Notwithstanding any provision to the contrary contained herein, or in the Charter Documents of any Group Company but subject to the provisions of Article 4 of Schedule A (which shall prevail over the provisions of this Article 8.3(B)), the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless, when determining (a) Articles 8.3.B1 (3), 8.3.B1 (5), 8.3.B1 (9), 8.3.B1 (11), 8.3.B1 (13), 8.3.B1 (14), and 8.3.B1 (17), approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis), (b) Articles 8.3.B1 (1), 8.3.B1 (2), 8.3.B1 (4), 8.3.B1 (6), 8.3.B1 (7), 8.3.B1 (8), 8.3.B1 (10), 8.3.B1 (12), 8.3.B1 (15) and 8.3.B1 (16), approved by the Majority Preferred Holders, and (c) 8.3B1(5), 8.3B1(13), 8.3B1(14) and 8.3B1(17), approved by the Majority Series C Holder, in each case, in writing in advance, provided that where any such action requires a Special Resolution of the shareholders in accordance with the Companies Law (2016 Revision) of the Cayman Islands and if the shareholders vote in favour of such act but the approval of the Majority Preferred Holders or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (as applicable) has not yet been obtained, the Majority Preferred Holders or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Preferred Shares (as applicable) shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favour of such act plus one:

(1) any change in any Group Company’s Articles of Association or similar constitutional documents, or any other action, that may materially alter or change the rights or preferences of any of the Preferred Shares;

(2) any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with of the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any Equity Securities of any Group Company except for Ordinary Shares, options, restricted share units and/or other awards therefor, that have been reserved as of the date on which these Articles are adopted for issuance to employees, officers, directors, contractors, advisors or consultants of the Group Companies in accordance with the terms of the ESOP;

(3) any Liquidation Event as defined under this Memorandum and Articles, or any merger, amalgamation, scheme or arrangement or consolidation of any Group Company with any Person, provided, that if such transaction has an implied equity valuation of the Company of less than US$900,000,000, the prior written approval of the Majority Series C Holder shall be required;

(4) any material change in the share capital or registered capital of any Group Company;

(5) any liquidation, winding up or bankruptcy, reorganization or other analogous insolvency proceeding of any Group Company;

(6) any material change of the nature of the business of any Group Company unless approved by the Board (including the affirmative vote of a majority of the Investor Directors);

(7) any transactions by any Group Company exceeding RMB 4,000,000 with any Related Party, unless such transaction is expressly contemplated under the Transaction Documents;

(8) incurrence by any Group Company of Indebtedness or guarantees of Indebtedness in excess of RMB4,000,000, unless approved by the Board (including the affirmative vote of a majority of the Investor Directors) or unless otherwise set forth in the Annual Budget;

(9) any entry into any contract with the management personnel of any Group Company, other than the contracts with respect to arrangements for employment or any contract relating to the ESOP;

(10) the appointment or removal of the auditors, or the change of accounting standard or the term of the fiscal year for any Group Company;

(11) the approval of, or any material deviation from or material amendment of, the Annual Budget of any Group Company, unless approved by the Board (including the affirmative vote of a majority of the Investor Directors);

(12) any declaration or payment of any dividend or other distribution, or determination of the dividend policy of such Group Company;

(13) any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company, other than (A) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than the original purchase price from terminated employees, officers or consultants in accordance with the ESOP, and (B) the purchase, repurchase or redemption of the Shares pursuant to Article 8.4, and (C) the Option Repurchases;

(14) any sale, transfer, license on an exclusive basis, pledge, encumber or otherwise disposal of any material intellectual property or other material assets of any Group Company or any of its Affiliates to a third party;

(15) any increase or decrease of the size and composition of the Board not otherwise provided for herein;

(16) appointment or removal of any management personnel of any Group Company at the senior VP-level or above (including chief executive office, chief operation officer and chief financial officer), unless approved by the Board (including the affirmative vote of a majority of the Investor Directors); or

(17) any sale, transfer, pledge, mortgage or other disposal of any equity interest (whether directly or indirectly) in any Subsidiaries of the Company.

2.

Acts of the Group Companies Requiring Investor Directors Approval. Notwithstanding any provision to the contrary contained herein, or in the Charter Documents of any Group Company, but subject to the provisions of Article 4 of Schedule A (which shall prevail over the provisions of this Article 8.3(B)), the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by (a) a majority of the votes of the Directors of the Board (which must include the affirmative vote of a majority of the Investor Directors) and (b) when determining Article8.3B2(4) or (7), approved by the Series C Director, for as long as the Majority Series C Holder has the right to appoint, remove and replace a director to the Board pursuant to Article 63:

(1) any sale, transfer or other disposal of by any Group Company of any assets, businesses, interests, properties or securities valued in excess of RMB8,000,000 individually or RMB13,000,000 in the aggregate during any fiscal year, or the disposition of all or substantially all of the assets of any Group Company (or any series of related transactions having similar effect);

(2) any acquisition of or investment in any business by any Group Company valued in excess of RMB8,000,000;

(3) the incurrence by any Group Company of any capital expenditure in excess of RMB8,000,000 unless authorized in the Annual Budget;

(4) the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan, including any amendment of the number of shares of the Company reserved under the ESOP, for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(5) any action to grant options or other awards under the ESOP to key management personnel of any Group Company, or to any Person representing ten percent (10%) or more of the aggregate number of Ordinary Shares reserved under the ESOP;

(6) any debt financing by any Group Company in excess of RMB8,000,000, or any borrowing from banks or other financial institutions outside the Annual Budget; and

(7) any public offering of any Equity Securities of any Group Company other than a Qualified IPO, including the determination of the terms, valuation, stock exchange, the underwriters therefor.

8.4	Redemption.

The Preferred Shares may be redeemed as provided in this Article 8.4.

A.	Optional Redemption.

(1) Subject to any legal restrictions under applicable Laws, upon the earlier of the occurrence of any following event: (i) at any time after the expiration of the third (3th) anniversary of the Series C Issuance Date, (ii) any Material Breach, or (iii) the Company has received a Series C Redemption Request or a Series B Redemption Request, the Supermajority Pre-B Preferred Holders may by written request to the Company (the “Pre-B Redemption Request”), require that the Company redeem all or part of the Pre-B Preferred Shares held by such holders in accordance with the following terms. The Pre-B Redemption Request shall be given by hand or by mail to the principal business office of the Company at least sixty (60) days prior to the date set forth therein on which the Pre-B Preferred Shares are to be redeemed. For the purpose of this Article 8.4A(1), “Material Breach” means (a) any material breach by any of the Warrantors of (i) Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capitalization and Voting Rights), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.5 (Valid Issuance of Purchased Shares), 3.6 (Consents; No conflicts), 3.7 (Compliance with Laws; Consents), 3.9 (Financial Statements), 3.12 (Material Contracts), 3.16 (Intellectual Property Rights) or 3.24 (Full Disclosure) of the Purchase Agreement, (ii) Sections 7 (Preemptive Right), 10 (Protective Provisions), 11 (Drag-Along Rights), 12.2 (Compliance with Laws) 12.11 (Restrictions on Transfers), or 12.15 (Control Documents) of the Shareholders Agreement or the corresponding provisions of the Memorandum and Articles, or (iii) Section 2 (Restriction on Transfers; Right of First Refusal and Co-Sale Rights) of the Right of First Refusal & Co-Sale Agreement or the corresponding provisions of the Memorandum and Article; and, in each of the foregoing cases, the Company or the relevant Group Company having failed to cure, to the reasonable satisfaction of the Supermajority Pre-B Preferred Holders, such material breach within forty-five (45) days upon receipt of a written notice sent by the Supermajority Pre-B Preferred Holders regarding such breach, and such material breach has been determined by the relevant arbitration tribunal in accordance with Section 13.4 of the Shareholders Agreement to have resulted in Losses to (x) the Company or any Group Company, taken as a whole, of US$67,500,000 or more, or (y) the holders of the Pre-B Preferred Shares of an amount equal to US$67,500,000 multiplied by a fraction, the numerator of which is the then issued and outstanding Pre-B Preferred Shares (calculated on an as-converted basis), and the denominator is the total number of the issued and outstanding Shares (calculated on an as-converted basis), or (b) any other material breach by the Warrantors of any of the Transaction Documents, which breach has resulted in a Material Adverse Effect (as defined in the Purchase Agreement).

Following receipt of the Pre-B Redemption Request, the Company shall within ten (10) calendar days give written notice (the “Pre-B Redemption Notice”) to each holder on record of Pre-B Preferred Shares, each holder of the Series C Preferred Shares and each holder of the Series B Preferred Shares, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the Supermajority Pre-B Preferred Holders have elected the redemption of certain Pre-B Preferred Shares pursuant to the provisions of this Article 8.4, shall specify the redemption date and shall indicate that the other holder(s) of Pre-B Preferred Shares may also submit their share certificates to the Company on or before the scheduled redemption date if they wish to also participate in such redemption. The redemption price for a Pre-B Preferred Share redeemed pursuant to this Article 8.4(A)(1) (the “Pre-B Redemption Price”) shall be the amount equal to one hundred and thirty percent (130%) of the respective Issue Price, plus all accrued or declared but unpaid dividends on such Pre-B Preferred Share. The redemption of any Pre-B Preferred Share pursuant to this Article 8.4(A)(1) will take place within sixty (60) days of the date of such Pre-B Redemption Notice at the offices of the Company, or such earlier date or other place as the Supermajority Pre-B Preferred Holders and the Board of Directors may mutually agree in writing (each a “Pre-B Redemption Date”). At a Pre-B Redemption Date, the Company will, from any source of assets or funds legally available therefor, subject to any legal restrictions under applicable Law, redeem all the Pre-B Preferred Shares required to be redeemed by paying in cash therefor the Pre-B Redemption Price against surrender by such holder at the Company’s principal business office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable redemption price by the Company to each of the redeeming holders of Pre-B Preferred Shares, all rights of the holder of such Pre-B Preferred Share(s) (except the right to receive the applicable redemption price) will cease with respect to the Pre-B Preferred Shares being redeemed by it, and such Pre-B Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever and the Company shall update the register of members accordingly.

(2) Subject to any legal restrictions under applicable Laws, upon the earlier of the occurrence of any following event: (i) at any time after the expiration of the third (3rd) anniversary of the Series C Issue Date, if the Company has not completed a Qualified IPO by that anniversary date, (ii) any Material Breach, or (iii) the Company has received a Series C Redemption Request or a Pre-B Redemption Request, the Majority Series B Holders may by written request to the Company (the “Series B Redemption Request”), require that the Company redeem all or part of the Series B Preferred Shares held by such holders in accordance with the following terms. The Series B Redemption Request shall be given by hand or by mail to the principal business office of the Company at least sixty (60) days prior to the date set forth therein on which the Series B Preferred Shares are to be redeemed. For the purpose of this Article 8.4A(2), “Material Breach” means (a) any material breach by any of the Warrantors of (i) Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capitalization and Voting Rights), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.5 (Valid Issuance of Purchased Shares), 3.6 (Consents; No conflicts), 3.7 (Compliance with Laws; Consents), 3.9 (Financial Statements), 3.12 (Material Contracts), 3.16 (Intellectual Property Rights) or 3.24 (Full Disclosure) of the Purchase Agreement, (ii) Sections 7 (Preemptive Right), 10 (Protective Provisions), 11 (Drag-Along Rights), 12.2 (Compliance with Laws) 12.11 (Restrictions on Transfers), or 12.15 (Control Documents) of the Shareholders Agreement or the corresponding provisions of the Memorandum and Articles, or (iii) Section 2 (Restriction on Transfers; Right of First Refusal and Co-Sale Rights) of the Right of First Refusal & Co-Sale Agreement or the corresponding provisions of the Memorandum and Article; and, in each of the foregoing cases, the Company or the relevant Group Company having failed to cure, to the reasonable satisfaction of the Majority Series B Holder, such material breach within forty-five (45) days upon receipt of a written notice sent by the Majority Series B Holder regarding such breach, and such material breach has been determined by the relevant arbitration tribunal in accordance with Section 13.4 of the Shareholders Agreement to have resulted in Losses to (x) the Company or any Group Company, taken as a whole, of US$67,500,000 or more, or (y) the holders of the Series B Preferred Shares of an amount equal to US$67,500,000 multiplied by a fraction, the numerator of which is the then issued and outstanding Series B Preferred Shares (calculated on an as-converted basis), and the denominator is the total number of the issued and outstanding Shares (calculated on an as-converted basis), or (b) any other material breach by the Warrantors of any of the Transaction Documents, which breach has resulted in a Material Adverse Effect (as defined in the Purchase Agreement).

Following receipt of the Series B Redemption Request, the Company shall within ten (10) calendar days give written notice (the “Series B Redemption Notice”) to each holder on record of the Series B Preferred Shares, to each holder on record of the Series C Preferred Shares and to each holder on record of the Pre-B Preferred Shares, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the Majority Series B Holders have elected the redemption of certain Series B Preferred Shares pursuant to the provisions of this Article 8.4(A)(2), shall specify the redemption date and shall indicate that the other holder(s) of the Series B Preferred Shares may also submit their share certificates to the Company on or before the scheduled redemption date if they wish to also participate in such redemption. The redemption price for a Series B Preferred Share redeemed pursuant to this Article 8.4(A)(2) (the “Series B Redemption Price”) shall be the amount equal to the Series B Issue Price, plus a 6% annual compound interest thereon for a period of time commencing from the Series B Issue Date and ending on the date that the Series B Redemption Price is paid in full by the Company in respect of such Series B Preferred Share, plus all accrued or declared but unpaid dividends on such Series B Preferred Share. The redemption of any Series B Preferred Share pursuant to this Article 8.4(A)(2) will take place within sixty (60) days of the date of the Series B Redemption Notice at the offices of the Company, or such earlier date or other place as the Majority Series B Holders and the Board of Directors may mutually agree in writing (each a “Series B Redemption Date”). At the Series B Redemption Date, the Company will, from any source of assets or funds legally available therefor, subject to any legal restrictions under applicable Law, redeem all the Series B Preferred Shares required to be redeemed by paying in cash therefor the Series B Redemption Price, against surrender by such holder at the Company’s principal business office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable redemption price by the Company to each of the redeeming holders of the Series B Preferred Shares, all rights of the holder of such Series B Preferred Share(s) (except the right to receive the applicable redemption price) will cease with respect to the Series B Preferred Shares being redeemed by it, and such Series B Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever and the Company shall update the register of members accordingly

(3) Subject to any legal restrictions under applicable Laws, upon the earlier of the occurrence of any following event: (i) at any time after the expiration of the third (3rd) anniversary of the Series C Issue Date, if the Company has not completed a Qualified IPO by that anniversary date, (ii) any Material Breach, or (iii) the Company has received a Series B Redemption Request or a Pre-B Redemption Request, the Majority Series C Holders may by written request to the Company (the “Series C Redemption Request”, together with the Series B Redemption Request and the Pre-B Redemption Request, each, a “Redemption Request”), require that the Company redeem all or part of the Series C Preferred Shares held by such holders in accordance with the following terms. The Series C Redemption Request shall be given by hand or by mail to the principal business office of the Company at least sixty (60) days prior to the date set forth therein on which the Series C Preferred Shares are to be redeemed. For the purpose of this Article 8.4A(3), “Material Breach” means (a) any material breach by any of the Warrantors of (i) Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capitalization and Voting Rights), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.5 (Valid Issuance of Purchased Shares), 3.6 (Consents; No conflicts), 3.7 (Compliance with Laws; Consents), 3.9 (Financial Statements), 3.12 (Material Contracts), 3.16 (Intellectual Property Rights) or 3.24 (Full Disclosure) of the Purchase Agreement, (ii) Sections 7 (Preemptive Right), 10 (Protective Provisions), 11 (Drag-Along Rights), 12.2 (Compliance with Laws) 12.11 (Restrictions on Transfers), or 12.15 (Control Documents) of the Shareholders Agreement or the corresponding provisions of the Memorandum and Articles, or (iii) Section 2 (Restriction on Transfers; Right of First Refusal and Co-Sale Rights) of the Right of First Refusal & Co-Sale Agreement or the corresponding provisions of the Memorandum and Article; and, in each of the foregoing cases, the Company or the relevant Group Company having failed to cure, to the reasonable satisfaction of the Majority Series C Holder, such material breach within forty-five (45) days upon receipt of a written notice sent by the Majority Series C Holder regarding such breach, and such material breach has been determined by the relevant arbitration tribunal in accordance with Section 13.4 of the Shareholders Agreement to have resulted in Losses to (x) the Company or any Group Company, taken as a whole, of US$67,500,000 or more, or (y) the holders of the Series C Preferred Shares of an amount equal to US$67,500,000 multiplied by a fraction, the numerator of which is the then issued and outstanding Series C Preferred Shares (calculated on an as-converted basis), and the denominator is the total number of the issued and outstanding Shares (calculated on an as-converted basis), or (b) any other material breach by the Warrantors of any of the Transaction Documents, which breach has resulted in a Material Adverse Effect (as defined in the Purchase Agreement).

Following receipt of the Series C Redemption Request, the Company shall within ten (10) calendar days give written notice (the “Series C Redemption Notice”) to each holder on record of the Series C Preferred Shares, each holder on record of the Series B Preferred Shares and each holder on record of the Pre-B Preferred Shares, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the Majority Series C Holders have elected the redemption of certain Series C Preferred Shares pursuant to the provisions of this Article 8.4(A)(3), shall specify the redemption date and shall indicate that the other holder(s) of the Series C Preferred Shares may also submit their share certificates to the Company on or before the scheduled redemption date if they wish to also participate in such redemption. The redemption price for a Series C Preferred Share redeemed pursuant to this Article 8.4(A)(3) (the “Series C Redemption Price”) shall be the amount equal to the Series C Issue Price, plus a 6% annual compound interest thereon for a period of time commencing from the Series C Issue Date and ending on the date that the Series C Redemption Price is paid in full by the Company in respect of such Series C Preferred Share, plus all accrued or declared but unpaid dividends on such Series C Preferred Share. The redemption of any Series C Preferred Share pursuant to this Article 8.4(A)(3) will take place within sixty (60) days of the date of the Series C Redemption Notice at the offices of the Company, or such earlier date or other place as the Majority Series C Holders and the Board of Directors may mutually agree in writing (each a “Series C Redemption Date”, together with the Series B Redemption Date and the Pre-B Redemption Date, each a “Redemption Date”). At the Series C Redemption Date, the Company will, from any source of assets or funds legally available therefor, subject to any legal restrictions under applicable Law, redeem all the Series C Preferred Shares required to be redeemed by paying in cash therefor the Series C Redemption Price, against surrender by such holder at the Company’s principal business office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable redemption price by the Company to each of the redeeming holders of the Series C Preferred Shares, all rights of the holder of such Series C Preferred Share(s) (except the right to receive the applicable redemption price) will cease with respect to the Series C Preferred Shares being redeemed by it, and such Series C Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever and the Company shall update the register of members accordingly.

(4) On each Redemption Date, if the total number of Series C Preferred Shares, Series B Preferred Shares and Pre-B Preferred Shares which could be redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the total number of Series C Preferred Shares, Series B Preferred Shares and Pre-B Preferred Shares requested to be redeemed pursuant to the Redemption Request, (i) the Company shall not redeem any Shares unless and until all Series C Preferred Shares requested to be redeemed in the applicable Redemption Notice have been redeemed by the Company, and (ii) the Company shall not redeem any Shares (other than the Series C Preferred Shares) unless and until all Series C Preferred Shares and Series B Preferred Shares requested to be redeemed in the applicable Redemption Notice have been redeemed by the Company.

B.

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 8.4 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Date, or if the Company is otherwise prohibited by applicable Law from making such redemption, those assets or funds which are legally available shall be used to pay, to the extent permitted by applicable Law, the holders of Preferred Shares in the following sequence: (i) first, pay the Series C Redemption Price to the holders of Series C Shares, pari passu as amongst themselves, (ii) second, after the full payment of the Series C Redemption Price, pay the Series B Redemption Price to the holders of Series B Shares, pari passu as amongst themselves, and (iii) third, after the full payment of the Series C Redemption Price and the Series B Redemption Price, pay the Pre-B Redemption Price to the holders of Pre-B Shares, pari passu as amongst themselves.

To the extent the Company is unable to redeem any Preferred Shares in accordance with this Article 8.4, the remaining Preferred Shares to be redeemed but with respect to which the redemption price for such series of Preferred Shares due and payable has not been paid in full shall be carried forward and redeemed as soon as the Company has legally available funds or assets to redeem such remaining Preferred Shares, in the sequence set forth in this Article 8.4(B).

If the Company fails to redeem any Preferred Shares on its due date for redemption, then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution or redeem or repurchase any other shares or securities of the Company (other than the Preferred Shares subject to redemption).

To the extent permitted by applicable Law, upon and following receipt of a redemption notice, the Company shall use best efforts to procure that the profits of each other Group Company (including the Domestic Companies) for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make the redemption of Preferred Shares required to be made pursuant to this Article 8.4.

Prior to the payment of the applicable redemption price in full to any holder of Preferred Shares in accordance with this Article 8.4, such shares shall continue to have all the powers, designations, preferences and relative participating, optional and other special rights which such shares had as set forth hereunder.

C.

At the election of the holder of the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full, the Company shall issue an one-year note (bearing 15% simple interest per annum) to such holder.

ORDINARY SHARES

9.

Except as provided in the Memorandum and these Articles, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement and the Restricted Share Agreements, the Shares of the Company shall have the same rights, preferences, privileges and limitations. Save and except for voting rights and conversion rights as set out in these Articles, the Class B Ordinary Shares and the Class A Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

REGISTER OF MEMBERS

10.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 42, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

11.

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of the closure of the Register of Members.

12.

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

13.

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

14.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.

The Company shall not be bound to issue more than one (1) certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

16.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17.

The Shares of the Company are subject to transfer restrictions as set forth in these Articles (including Schedule A hereto), the Shareholders Agreement, the Restricted Shares Agreements and the Right of First Refusal and Co-Sale Agreement. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are not made in accordance with such agreements.

18.

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The registration of transfers may be suspended at such time and for such periods as a majority of the votes of the Board of Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

REDEMPTION AND REPURCHASE OF SHARES

19.

Subject to the provisions of the Statute and Article 8, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company; provided that none of the Preferred Shares is liable to be redeemed at the option of the Company (except in relation to the conversion thereof pursuant to Article 8.2).

20.

Subject to the provisions of the Statute and Articles 8 and 9, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit.

21.

Subject to the provisions of the Statute and Articles 8 and 9, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

22.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued and outstanding Shares of that class.

23.

Subject to Article 8, the rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation, re-designation or issue of further Shares ranking senior thereto or pari passu therewith, and the provisions of these Articles relating to general meetings shall apply to, to the extent applicable, every class meeting of the holders of one class of Shares except the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of the class.

COMMISSION ON SALE OF SHARES

24.

Subject to Article 8, Company may, with the approval of a majority of the votes of the Board of Directors (which majority shall include the vote of two (2) or more Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

25.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

26.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

27.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

28.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

29.	Subject to Article 8, the Company may by Ordinary Resolution:

29.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

29.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

29.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

29.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

29.5	perform any action not required to be performed by Special Resolution pursuant to applicable Laws.

30.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

30.1	change its name;

30.2	alter or add to these Articles;

30.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

30.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

31.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

32.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

33.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

34.	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

35.	The Directors may call general meetings, and, subject to Articles 36 and 37, they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

36.	A Members requisition is a requisition by Members holding 50% or more of the voting power of all of the then outstanding Shares.

37.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one (1) or more requisitionists.

38.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

39.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

40.

At least five (5) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both by the Majority Ordinary Holders and the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice period specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both by the Majority Ordinary Holders and the Majority Preferred Holders (or their proxies).

41.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

42.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

43.

The Majority Ordinary Holders and the Majority Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 46, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

44.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

45.

A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if: it is signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings.

46.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members seven (7) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any of the Majority Preferred Holders, the meeting shall be adjourned to the third following business day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members two (2) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any of the Majority Preferred Holders, then the presence of the absent holder shall not be required at such adjourned meeting for purposes of establishing a quorum, provided that if the Majority Preferred Holders are not present at such adjourned meeting, (i) the present Members shall only discuss the matters as described in the notice of such meeting, and (ii) no Members’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of the Majority Preferred Holders as provided in the Transaction Documents. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified. For the avoidance of double, the provisions of this Article 46 shall be without prejudice to any of the provisions in Article 8.3(B), and the Company shall, and the Members shall cause the Company to, comply at all times with Article 8.3(B).

47.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

48.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

49.	A resolution put to the vote of the meeting shall be decided by a poll and not on a show of hands.

VOTES OF MEMBERS

50.

Except as otherwise required by Law or these Articles, the holders of Class A Ordinary Shares, Class B Ordinary Shares and Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

51.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting and all calls or other monies then payable by such Member in respect of Shares have been paid.

54.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointer or of his or her attorney duly authorised in writing, or, if the appointer is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

60.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.

The authorized number of directors on the Board shall be up to nine (9). The Majority Ordinary Holders shall be entitled to appoint, replace and reappoint at any time or from time to time five (5) directors on the Board (the “Founder Directors”), one of whom shall be Yi Wang (王翌) as of the date of the Closing, with Yi Wang being the chairman of the Board, (b) so long as the issued and outstanding Preferred Shares held by IDG Technology Venture Investment V, L.P. and its Affiliates represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), IDG Technology Venture Investment V, L.P. or its Affiliate shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “IDG Director”) on the Board, (c) so long as the issued and outstanding Preferred Shares held by GGV Capital IV L.P. and its Affiliates represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), GGV Capital IV L.P. shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “GGV Director”) on the Board, (d) so long as the issued and outstanding Series B Preferred Shares (together with any Ordinary Shares converted therefrom) represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), the Majority Series B Holders shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Series B Director”) on the Board, and (e) so long as the issued and outstanding Series C Preferred Shares (together with any Ordinary Shares converted therefrom) represent in the aggregate 7.5% or more of the total share capital of the Company (on an as-converted and fully-diluted basis), the Majority Series C Holder shall be entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Series C Director,” together with the IDG Director, the GGV Director and the Series B Director, collectively the “Investor Directors” and each, an “Investor Director”) on the Board. Each of the Investor Directors shall have one (1) vote. The Founder Directors shall in total have five (5) votes, and if the Majority Ordinary Holders appoint less than five (5) Founder Directors, each such appointed Founder Director shall have one (1) vote; provided, however, that in the case of Yi Wang (王翌) being one of the Founder Directors, Yi Wang shall have a number of votes that is equal to (i) five (5) minus (ii) the number of the other Founder Directors (if any) that are actually appointed by the Majority Ordinary Holders. The director appointment right described herein shall terminate immediately upon the close of a Qualified IPO.

POWERS OF DIRECTORS

64.

Subject to the provisions of the Statute, the Memorandum and these Articles, including Article 8, and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

72.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

72.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

72.3	such Director is found to be or becomes of unsound mind.

69.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.

A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors, four (4) Directors then in office (which must in all cases include Yi Wang as long as he is a Director and a majority of the Investor Directors) shall be necessary and sufficient to constitute a quorum for the transaction of business, and a majority of the votes of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum, these Articles, or the Shareholders Agreement. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting (the “Meeting Notice”) has been duly delivered to all directors of the Board four (4) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Director, the meeting shall be adjourned to the third following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors two (2) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Director, then the presence of such Director, as the case may be, shall not be required at such adjourned meeting for purposes of establishing a quorum, provided that if any Investor Director is not present at such adjourned meeting, (i) the present Directors shall only discuss the matters as described in the Meeting Notice, and (ii) no Directors’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of such Investor Director as provided in the Shareholders Agreement and in these Memorandum and Articles, including Article 8.

71.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every fiscal quarter and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least four (4) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons at least four (4) days prior to the next regularly scheduled board meeting.

72.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

73.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.

Meetings of the Board of Directors may be called by the chairman, any Investor Director or the chief executive officer on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112. Without limitation to the foregoing, meetings shall be called by the chairman, chief executive officer or the secretary in like manner and on like notice on the written request of two (2) Directors unless the Board consists of only one (1) Director; in which case meetings shall be called by the chairman, chief executive officer or secretary in like manner or on like notice on the written request of the sole Director.

75.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.

The Directors may elect a chairman of their Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

77.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.	Intentionally Deleted.

DIRECTORS’ INTERESTS

79.

Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.

Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.

Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.

In addition to any further restrictions set forth in these Articles, including Article 8, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors.

MINUTES

83.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors, including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.

Subject to these Articles, the Board of Directors (including the affirmative vote of Yi Wang for as long as he is a Director and a majority of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63) may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors. For the avoidance of doubt, notwithstanding any provisions to the contrary in Articles 84 to 88, the provisions of Articles 84 to 88 shall be without prejudice to any of the provisions in Article 8.3(B), and the Company shall not undertake any action, through a committee of Directors or otherwise, that it would otherwise be prohibited to undertake pursuant to Article 8.3(B).

85.

Any committee, to the extent allowed by Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company with the majority approval of all members of such committee. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.

The Board of Directors may also, with the prior written consent of Yi Wang for as long as he is a Director and a majority of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.

The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the affirmative votes of at least a majority of the Investor Directors as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63). The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors, or a combination partly of one such method and partly the other.

91.

The Directors may by resolution of a majority of the votes of the Board of Directors (including the affirmative vote of at least one (1) Investor Director as long as the Investors are entitled to appoint Investor Directors pursuant to Article 63) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.

The Company may, if the Directors so determine, have a seal. The seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.

The Company may have for use in any place or places outside the Cayman Islands a duplicate seal or seals each of which shall be a facsimile of the common seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.

Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.

Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares shall be paid by wire transfer to the holder sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.

Subject to these Articles, including Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting.

104.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

105.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.

Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.

To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article 115 shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.

To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Schedule A

1. Preemptive Right.

1.1 General. Each holder of Preferred Shares (the “Preemptive Rights Holder”) shall have the right of first refusal (and any oversubscription, as provided below) to purchase such Preemptive Rights Holder’s Pro Rata Share (as defined in this Schedule A), of all (or any part) of any New Securities (as defined in the Shareholders Agreement) that the Company may from time to time issue after the Closing (as defined in the Purchase Agreement) (the “Preemptive Right”).

1.2 Pro Rata Share. A Preemptive Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Right is the ratio of (a) the number of Class A Ordinary Shares (including any class of shares calculated on as-converted basis) held by such Preemptive Rights Holder, to (b) the total number of Class A Ordinary Shares (including any class of shares calculated on as-converted basis and any Class A Ordinary Shares issuable upon exercise of outstanding warrants and options) then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

1.3 New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(i) Ordinary Shares, options, restricted share units and/or other awards therefor reserved for issuance to or granted to employees, officers, directors, contractors, advisors or consultants of the Group Companies under the ESOP, provided that such reserve is in accordance with the terms of the ESOP and the ESOP has been duly approved in accordance with Article 8.3(B);

(ii) Ordinary Shares actually issued upon the conversion or exchange of Ordinary Share Equivalents, provided such issuance is in accordance the terms of such Ordinary Share Equivalents (which Ordinary Share Equivalents have been duly approved in accordance with Article 8.3(B) or issued prior to the date of the Shareholders Agreement in accordance with the Prior Shareholders Agreement or any other similar shareholders agreement in effect as of the date of such issuance);

(iii) any Equity Securities of the Company issued pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that any such foregoing transaction has been duly approved in accordance with Article 8.3(B);

(iv) any Equity Securities issued under the Purchase Agreement (as defined in the Purchased Agreement) and any Class A Ordinary Shares issued pursuant to the conversion of Class B Ordinary Shares and Preferred Shares;

(v) any Equity Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company in which all Preemptive Rights Holders are entitled to participate on a pro rata basis;

(vi) any Equity Securities issued pursuant to a Qualified IPO; and

(vii) any Equity Securities issued as part of any debt financing or financial lease with any financial institution, provided that any such foregoing transaction has been duly approved in accordance with Article 8.3(B).

1.4 Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Preemptive Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities and the details relating to the identity of the proposed buyer of such New Securities. Each Preemptive Rights Holder shall have fifteen (15) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Preemptive Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Rights Holder’s Pro Rata Share). If any Preemptive Rights Holder fails to so respond in writing within such fifteen (15) Business Days period to purchase such Preemptive Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Preemptive Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(ii) Second Participation Notice; Oversubscription. If any Preemptive Rights Holder fails or declines to exercise its Preemptive Rights in accordance with subsection (i) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Preemptive Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with subsection (i) above. Each Oversubscription Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within five (5) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Class A Ordinary Shares (including any class of shares calculated on an as-converted basis) held by such Oversubscription Participant and the denominator of which is the total number of Class A Ordinary Shares (including any class of shares calculated on an as-converted basis) held by all the Oversubscription Participants.

1.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Preemptive Rights Holder exercises the Preemptive Rights within fifteen (15) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preemptive Rights Holders pursuant to this Article 1 of this Schedule A.

1.6 Termination. The Preemptive Right described herein shall terminate immediately upon the close of a Qualified IPO.

2. Restriction on Transfers; Rights of First Refusal and Co-Sale Rights

2.1 Restriction on Transfers.

(i) Restrictions on Transfers. No Ordinary Holder, as defined in the Shareholders Agreement, shall, regardless of his employment status with the Company, directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held directly or indirectly by such Ordinary Holder, without the prior written consent of the Majority Preferred Holders. Notwithstanding the foregoing, a Founder may, without such consent, (i) Transfer any of his direct or indirect interest in the Equity Securities of the Company to Permitted Transferees (as defined below) in accordance with Article 2.5 of this Schedule A, and (ii) through his Founder Holding Company Transfer, taking into account any and all Transfers by such Founder of the Equity Securities of the Company after the date of the Shareholders Agreement and prior to such Transfer, up to twenty percent (20%) of the total Ordinary Shares of the Company (including all Class A Ordinary Shares and Class B Ordinary Shares, and calculated on an as converted to Class A Ordinary Shares basis) held directly or indirectly by such Founder as of the date hereof, provided that (i) such Transfer shall be limited by and subject to the right of first refusal of the Company and the Preferred Holders under Article 2.2 of this Schedule A and the Preferred Holder’s co-sale rights under Article 2.3 of this Schedule A, and (ii) each transferee (other than a Preferred Holder exercising its right of first refusal under Article 2.2 of this Schedule A), prior to the completion of such Transfer, shall have executed an instrument of accession and other relevant documents in a standard and customary form and in form and substance reasonably satisfactory to the Majority Preferred Holders, assuming the obligations of such Transferor under each Transaction Document as an Ordinary Holder with respect to the transferred Equity Securities.

(ii) Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with this Schedule A shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company and any other Party.

(iii) No Indirect Transfers. Each Ordinary Holder shall not circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Schedule A, whether by holding the Equity Securities of the Company indirectly through another Person (including any other holding company through which such Ordinary Holder holds the Equity Securities of the Company (each a “Holding Company”, collectively, the “Holding Companies”)) (if any) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including a Holding Company), or otherwise. Any purported Transfer, sale or issuance of any Equity Securities of any Holding Company in contravention of this Schedule A shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, any Founder, Ordinary Holder or Holding Companies) shall recognize any such Transfer, sale or issuance.

2.2 Rights of First Refusal.

(i) Transfer Notice. Subject to Articles 2.1, 2.3 and 2.5 of this Schedule A, if an Ordinary Holder (“Transferor”) proposes to Transfer any Equity Securities of the Company to one or more Persons, then the Transferor shall give the Company and each Preferred Holder written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities of the Company to be transferred (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

(ii) Right of First Refusal of the Company. The Company shall have an option for a period of ten (10) Business Days following receipt of the Transfer Notice (the “Option Period”) to elect to purchase all or any portion of the Offered Shares from the Transferor, at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Preferred Holders in writing before expiration of the Option Period as to the number of such Offered Shares the Company wishes to Purchase.

(iii) Right of First Refusal of Preferred Holders.

(a) If the Company fails to exercise or fully exercise its right to purchase the Offered Shares, the Transferor shall deliver a written notice (the “Second Transfer Notice”) within five (5) Business Days after the expiration of the Option Period to the Preferred Holders, which shall include (i) a description of the remaining Equity Securities to be transferred (the “Remaining Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. Each Preferred Holder shall have an option for a period of fifteen (15) Business Days following receipt of the Second Transfer Notice (the “Second Option Period”) to elect to purchase all or any portion of such holder’s respective Pro Rata Share of the Remaining Offered Shares from the Transferor, at the same price and subject to the same material terms and conditions as described in the Second Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Second Option Period as to the number of such Remaining Offered Shares that such Preferred Holder wishes to purchase.

(b) For the purposes of this Article 2.2(ii) of this Schedule A, a Preferred Holder’s “Pro Rata Share” shall be equal to a fraction, the numerator of which shall be the aggregate number of Class A Ordinary Shares held by such Preferred Holder on the date of the Transfer Notice (including all Shares held by such Preferred Holder calculated on an as-converted to Class A Ordinary Share basis) and the denominator of which shall be the total number of Class A Ordinary Shares held by all Preferred Holders on such date (including all Shares held by such Preferred Holders calculated on an as-converted to Class A Ordinary Share basis).

(c) If any Preferred Holder fails to exercise its right to purchase its full Pro Rata Share of the Remaining Offered Shares, the Transferor shall deliver a written notice (the “Over-Allotment Notice”) within five (5) Business Days after the expiration of the Second Option Period to each Preferred Holder that elected to purchase its entire Pro Rata Share of the Remaining Offered Shares (an “Exercising Shareholder”). The Exercising Shareholders shall have a right to purchase such unpurchased Remaining Offered Shares (the “Over-Allotment Offered Shares”) by notifying the Transferor and the Company in writing within ten (10) Business Days after receipt of the Over-Allotment Notice (the “Over-Allotment Period”); provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such Over-Allotment Offered Shares, then such Over-Allotment Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative Pro Rata Shares.

(iv) Closing. If the Company or any Preferred Holder gives the Transferor notice that it desires to purchase the Offered Shares, and, as the case may be, its re-allotment, then payment for the Offered Shares to be purchased shall be by wire transfer in immediately available funds of the purchase price as provided hereunder, against delivery of such Offered Shares to be purchased, together with an executed instrument of transfer, at the time agreed by the parties participating in such transaction (the completion of the foregoing actions, the “Closing”); provided, that if the Company is the purchaser of the Offered Shares or if the parties participating in such transaction are unable to agree to a time for Closing, then on the sixtieth (60th) day after the Company’s receipt of the Transfer Notice, unless in the event that the Company is not the purchaser and such notice contemplated a later closing date with the prospective transferee or unless the value of the purchase price has not yet been established pursuant to Article 2.2(v) of this Schedule A, in which case the closing shall be on such later date or on as provided in Article 2.2(v)(d) of this Schedule A.

(v) Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Preferred Holders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b) If the Transferor and the Exercising Shareholders cannot agree on such cash value before the expiration date of the Second Option Period or the Over-Allotment Period (as the case may be), the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor on one hand and the Exercising Shareholders holding a majority of the Offered Shares elected to be purchased by all Exercising Shareholders on the other hand, or, if they cannot agree on an appraiser before the expiration date of the Second Option Period or the Over-Allotment Period (as the case may be), each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the Exercising Shareholders, on the other hand, with the portion of the cost borne by the Exercising Shareholders to be borne pro rata by each Exercising Shareholder based on the number of shares such Exercising Shareholder has elected to purchase pursuant to this Article 2.2 of this Schedule A.

(d) If the value of the purchase price offered by the prospective transferee is not determined within sixty (60)-day period specified in Article 2.2(iv) of this Schedule A, the closing of the purchase of Offered Shares by the Exercising Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Article 2.2(v) of this Schedule A, but in any event not later than thirty (30) days after expiration of such sixty (60)-day period.

2.3 Right of Co-Sale.

(i) Subject to Article 2.5 of this Schedule A, to the extent any Preferred Holder does not exercise its respective right of first refusal as to all of the Offered Shares pursuant to Article 2.2 of this Schedule A, each Preferred Holder that did not exercise its right of first refusal pursuant to Article 2.2 of this Schedule A with respect to such Offered Shares shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) by notifying the Transferor in writing within ten (10) Business Days following the expiration of Second Option Period (or if there is an over-allotment in accordance with Article 2.2(iii)(c) of this Schedule A, the Over-Allotment Period) (such Preferred Holder, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities of the Company that the Transferor may sell in the Transfer shall be correspondingly reduced proportionally.

(ii) The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares after giving effect to the exercise of all rights of first refusal pursuant to Article 2.2 of this Schedule A, multiplied by (ii) a fraction, the numerator of which is the number of Class A Ordinary Shares (including all Shares held by such Preferred Holder calculated on an as-converted to Class A Ordinary Share basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Class A Ordinary Shares (including all Shares held by such Preferred Holder calculated on an as-converted to Class A Ordinary Share basis) owned (directly or indirectly) by the Transferor and all Preferred Holders electing to exercise their co-sale right hereunder.

(iii) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for Transfer to the prospective transferee one or more certificates, together with an executed instrument of transfer which represent the type and number of Equity Securities of the Company which such Selling Shareholder elects to Transfer; provided, however that if the prospective transferee objects to the delivery of Ordinary Share Equivalents in lieu of Class A Ordinary Shares, such Selling Shareholder shall only deliver Class A Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Class A Ordinary Shares) and certificates corresponding to such Class A Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual Transfer of such shares to the purchaser and contingent on such Transfer. If the Equity Securities which such Selling Shareholder elects to sell are Class B Ordinary shares, then it shall also be a condition to any Transfer that such Class B Ordinary Shares be converted into Class A Ordinary Shares prior to effectiveness of such Transfer (other than in connection with a Transfer that is to a Permitted Transferee).

(iv) The share certificate or certificates and instrument of transfer that a Selling Shareholder delivers to the Transferor pursuant to this Article 2.3(iv) of this Schedule A shall be transferred to the prospective transferee and the register of members shall be updated in consummation of the sale of the Equity Securities of the Company pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such Transfer; provided, that no Selling Shareholder shall be required to give or make any representations, warranties, covenants, indemnities or other agreements relating to the business and operations of any Group Company, and all documents and agreements in connection with such Transfer shall be in a form customary for transactions of a similar nature.

(v) To the extent that any prospective transferee prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Equity Securities of the Company from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective transferee any Equity Securities of the Company unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such Equity Securities of the Company that such Selling Shareholder would otherwise be entitled to Transfer to the prospective transferee pursuant to its co-sale rights for the applicable consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

2.4 Non-Exercise of Rights.

(i) To the extent that the right of first refusal is not exercised in full by the Preferred Holders in accordance with Article 2.2 of this Schedule A, and subject to the right of the Preferred Holders to exercise their rights to participate in the sale within the time periods specified in Article 2.3 of this Schedule A, the Transferor shall have a period of ninety (90) days from the expiration of such rights specified in Article 2.2 of this Schedule A in which to sell the remaining Offered Shares to the transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with any applicable securities Laws. Each such transferee, prior to and as a condition to the consummation of any Transfer, shall execute and deliver to the Parties an instruction of accession and other relevant documents assuming the obligations of such Transferor under this Schedule A with respect to the Offered Shares, and the Transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii) In the event the Transferor does not consummate the sale or disposition of any Offered Shares within ninety (90) days from the expiration of such rights, rights of the Preferred Holders under Article 2.2 and Article 2.3 of this Schedule A, as the case may be, shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Schedule A.

(iii) The exercise or non-exercise of the rights of the Preferred Holders under this Article 2 of this Schedule A to purchase Equity Securities of the Company from a Transferor or participate in the Transfer of Equity Securities of the Company by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities of the Company or subsequently participate in sales of Equity Securities of the Company by the Transferor hereunder.

2.5 Limitations to Restriction on Transfers, Rights of First Refusal and Co-Sale. Subject to the requirements of applicable Law (including compliance with applicable securities Laws), the transfer restrictions set forth in Article 2.1 of this Schedule A and the right of first refusal and right of co-sale of the Preferred Holders under Articles 2.2 and 2.3 of this Schedule A shall not apply to:

(i) the Transfer of any Equity Securities of the Company now or hereafter held by any of the Founders and Ordinary Holders to his Immediate Family Members, or to a trustee, executor, or other fiduciary for his benefit or the benefit of his Immediate Family Members and/or to the wholly-owned Subsidiaries of such Founder or Ordinary Holder (each such transferee above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”) for bona fide estate planning or tax purposes (such Transfer, a “Permitted Transfer”); provided, that each such Permitted Transferee, prior to the completion of the Transfer, shall have executed an instrument of accession and other relevant documents in form and substance reasonably satisfactory to the Majority Preferred Holders assuming the obligations of such Transferor under each Transaction Document as an Ordinary Holder with respect to the transferred Equity Securities; provided further, that (a) such Transferor shall remain liable for any breach by such Permitted Transferee of any provision under the Transaction Documents; (b) if any such Permitted Transferee ceases to be a Permitted Transferee (as defined hereunder), the relevant Transferor shall cause its Permitted Transferee to immediately Transfer any and all Equity Securities of the Company held by such Permitted Transferee back to the relevant Transferor, and (c) such Transferor shall cause its Permitted Transferee not to Transfer any Equity Securities of the Company to any Person that is not a Permitted Transferee.

(ii) (ii) (a) Transfer of Offered Shares in connection with any restructuring of the Company and its Affiliates for purposes of a Qualified IPO, provided that the Majority Preferred Holders shall have agreed to such restructuring in writing in advance, (b) taking into account any and all Transfers by such Founder of the Equity Securities of the Company after the date of the Shareholders Agreement and prior to such Transfer, any Transfer by any Founder (or any Ordinary Holder controlled by such Founder) of up to in the aggregate of 3% of the total Ordinary Shares (including all Class A Ordinary Shares and Class B Ordinary Shares on an as converted to Class A Ordinary Shares basis) held by such Founder (or any Ordinary Holder controlled by such Founder) as of the date hereof, provided that in any event of above (a) and (b), (x) each such transferee, prior to the completion of the Transfer, shall have executed an accession instrument and other relevant documents in form and substance reasonably satisfactory to the Majority Preferred Holders assuming the obligations of such Transferor under each Transaction Document as an Ordinary Holder with respect to the transferred Equity Securities, and (y) such Transfer shall not have any material adverse effect on the completion of a Qualified IPO;

(iii) (iii) Transfer of any Equity Securities of the Company now or hereafter held by any of the Founders and Ordinary Holders to the public pursuant to an effective registration statement; or

(iv) (iv) Transfer (or proposing to Transfer) any Equity Securities of the Company or any interest therein in a Qualified IPO, a Liquidation Event, or a liquidation, winding up or dissolution of the Company, in each case, which has been approved by the Board and the shareholders in accordance with these Articles and the Shareholders Agreement.

2.6 Conversion of Class B Ordinary Shares. If any Offered Shares in a Transfer are Class B Ordinary Shares, notwithstanding anything to the contrary, it shall be a condition to the closing of such Transfer that such Class B Ordinary Shares shall be converted into Class A Ordinary Shares prior to closing of such Transfer (other than in connection with a Transfer that is to a Permitted Transferee).

2.7 No Transfer Restriction on Preferred Holder’s Shares. Without the prior written consent of the Company and the Majority Ordinary Holders, no Preferred Holder or Cherubic Ventures SSG Ltd. shall Transfer all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held directly or indirectly by such Preferred Holder or Cherubic Ventures SSG Ltd., as applicable, to a Company Competitor, as defined in the Shareholders Agreement.

2.8 Termination. Subject to the requirements of applicable Law, the transfer restriction set forth in Article 2.1 of this Schedule A and the right of first refusal and right of co-sale of the Preferred Holders under Articles 2.2 and 2.3 of this Schedule A shall terminate upon the consummation of a Qualified IPO of the Company.

3. Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by the Ordinary Holders and their permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE SHAREHOLDERS AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as such Equity Securities are no longer subject to this Schedule A, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Schedule A, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

4. Drag-Along Rights

4.1 In the event that holders of sixty percent (60%) or more of the voting power of all the Preferred Shares (voting together as a single class and calculated on as-converted to Class A Ordinary Share basis) and Yi Wang (王翌) (collectively, the “Drag Holders”) have approved a Liquidation Event or a Share Sale, whether or not structured as a merger, consolidation, reorganization, asset sale or sale of control of the Company or otherwise (the “Drag-Along Sale”), to any Person that is not a Drag Holder or an Affiliate of any Drag Holder (the “Offeror”), and the valuation of the Group Companies in the Drag-Along Sale is no less than US$500 million, the Drag Holders, may, at their option, by delivery of a written notice (the “Drag-Along Notice”), require each of the other holder of Equity Securities of the Company (the “Dragged Holders”) to, and whereupon each Dragged Holder shall:

(i) sell, at the same time as the Drag Holders sell to the Offeror, in the Drag-Along Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders, and the aggregate purchase price or other consideration of the Company in respect of such Drag-Along Sale shall be distributed to the holders of Shares of the Company subject to such sale in accordance with their relative liquidation preferences as set forth in Article 8.1(B), as if such Drag-Along Sale is a Liquidation Event;

(ii) vote all of its Equity Securities of the Company (a) in favor of such Drag-Along Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Drag-Along Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag-Along Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(iii) not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Drag-Along Sale;

(iv) take all necessary actions in connection with the consummation of such Drag-Along Sale as reasonably requested by the Drag Holders, including the execution and delivery of any share transfer or other agreements prepared in connection with such Drag-Along Sale, and the delivery, at the closing of such Drag-Along Sale involving a sale of shares, of all certificates representing shares held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(v) restructure such Drag-Along Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Drag-Along Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ reasonable fees and expenses incurred in the transaction, including legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Drag-Along Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Drag-Along Sale; provided, that no Investor shall be required to give or make any representations, warranties, covenants, indemnities or other agreements relating to the business and operations of any Group Company.

4.2 In the event that any of the Dragged Holders (the “Defaulting Holder”) fails for any reason to take any of the foregoing actions within fifteen (15) days after receiving the Drag-Along Notice, each of the Drag Holders shall have the right to sell to the Defaulting Holder the type and number of Equity Securities equal to the number of Equity Securities such Drag Holder would have transferred to the Offeror had the Defaulting Holder taken each of the foregoing actions within such fifteen (15) days. The price per share at which the shares are to be sold to the Defaulting Holder shall be equal to the price per share that would have been paid by the Offeror to the Drag Holders in the Drag-Along Sale. The Defaulting Holder shall also reimburse each Drag Holder for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Drag Holder’s rights under Article 4.2 of this Schedule A. The Drag Holders shall, if exercising the option created hereby, deliver to the Defaulting Holder an instrument of transfer and either the certificate or certificates representing shares to be sold under this Article 4.2 of this Schedule A by the Drag Holders, each certificate to be properly endorsed for transfer, or an affidavit of lost certificate. The Defaulting Holder shall, upon receipt of the foregoing, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to the Drag Holders. The Company shall concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates to the Drag Holders reflecting the new securities held by them giving effect to such transfer. None of the transfer restrictions set forth in this Schedule A or other agreements imposing restrictions on transfer by such Person of Equity Securities of the Company shall apply in connection with a Drag-Along Sale, notwithstanding anything contained to the contrary herein and therein.